SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
-------------------------------------------------------------------------------


                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                     Filed by the Registrant [ X ] Filed by
                      a Party other than the Registrant [ ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement          [ X ]  Definitive Proxy Statement
[   ]    Definitive Additional Materials      [   ]  Soliciting Materials
[   ]    Confidential, for use of the                 Pursuant to Section
          Commission Only (as permitted               240.14a-11(c) or
          by Rule 14a-6(e)(2))                        Section 240.14a-12



                         PARAMOUNT FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)


       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.
         1) Title of each class of securities to which transaction applies: ___________________

         2) Aggregate number of securities to which transaction applies: ______________________

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

               _________________________________________________________________

         4) Proposed maximum aggregate value of transaction: ___________________

         5) Total fee paid: ____________________________________________________

[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid: ______________________________________

         2)       Form, Schedule or Registration Statement No: _________________

         3)       Filing Party: ________________________________________________

         4)       Date Filed: __________________________________________________

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


                         PARAMOUNT FINANCIAL CORPORATION
                                ONE JERICHO PLAZA
                             JERICHO, NEW YORK 11753


                         -------------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                         -------------------------------


                                  JUNE 18, 1999


                         -------------------------------


To the Stockholders of
 PARAMOUNT FINANCIAL CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Paramount Financial Corporation (the "Corporation") will be held at 10:00 a.m., local time, on June 18, 1999, at The Melville Marriott at 1350 Old Walt Whitman Road, Melville, New York 11747, for the following purposes:

         1. To elect four directors of the Corporation to serve until the next annual meeting of stockholders and until the election and qualification of their respective successors;

         2. To vote upon a proposal to amend the Corporation's 1995 Stock Option Plan to increase the number of shares of the Corporation's Common Stock for which options may be granted under such Plan;

         3. To ratify the appointment of BDO Seidman, LLP as independent auditors of the Corporation for fiscal 1999; and

         4. To transact such other business as may properly come before the Annual Meeting.

         Only stockholders of record of the Corporation's Common Stock at the close of business on May 21, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. All stockholders are cordially invited to attend the Annual Meeting in person.

         A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1998 is enclosed.

         YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOP PROVIDED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE GREATLY APPRECIATED.

                                              By Order of the Board of Directors


                                              GLENN NORTMAN,
May 27, 1999                                  Secretary

       ===================================================================
                  YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES,
                   PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED
                        PROXY AND MAIL IT PROMPTLY IN THE
                            ENCLOSED RETURN ENVELOPE.
      ====================================================================

                         PARAMOUNT FINANCIAL CORPORATION
                                ONE JERICHO PLAZA
                             JERICHO, NEW YORK 11753


                         -------------------------------


                                 PROXY STATEMENT

                            FOR THE ANNUAL MEETING OF
                             STOCKHOLDERS TO BE HELD
                                ON JUNE 18, 1999


                         -------------------------------


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Paramount Financial Corporation (the "Corporation") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") of the Corporation to be held at 10:00 a.m., local time, on June 18, 1999, at The Melville Marriott at 1350 Old Walt Whitman Road, Melville, New York 11747, and any adjournment thereof. This Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Corporation for the fiscal year ended December 31, 1998, including financial statements, are first being mailed or delivered to stockholders on or about May 28, 1999.

         If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted
(1) for the election as directors of the nominees of the Board of Directors named below, (2) in favor of the proposal to amend the 1995 Stock Option Plan,
(3) to ratify the appointment of BDO Seidman, LLP as the Corporation's independent auditors for fiscal 1999, and (4) in the discretion of the proxies named in the proxy card, on any other proposals to properly come before the Annual Meeting or any adjournment thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a stockholder cast in person at the Annual Meeting.

         Holders of record of the Corporation 's Common Stock on May 21, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of that date, there were 2,160,000 shares of Common Stock outstanding and entitled to vote, and a majority of these shares will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Annual Meeting, including election of directors. Only votes cast "for" a motion constitute affirmative votes. Votes "withheld" or abstentions (including broker non-votes) are included in determining the existence of a quorum, but since they are not votes "for" a motion, they will have the same effect as negative votes or votes "against" such matters.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth the number and percentage of shares of Common Stock beneficially owned, as of the Record Date, by (i) all persons known by the Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the current directors and nominees to serve as directors of the Corporation; and (iii) all directors and executive officers of the Corporation as a group.


NAME AND ADDRESS                        AMOUNT OF
OF BENEFICIAL OWNER(1)          BENEFICIAL OWNERSHIP(2)  PERCENT OF COMMON STOCK
-------------------             --------------------     -----------------------

Glenn Nortman..................       375,236                    17.37%

Jeffrey Nortman................       375,236                    17.37%

William H. Kelly...............        11,588                     0.54%

Larry Austin...................             0                      -

All directors and executive
   officers as a group
  (5 persons)..................       762,060                    35.28%



---------------------------

(1) The address of each listed person is c/o Paramount Financial Corporation, One Jericho Plaza, Jericho, New York 11753.

(2) All share information has been adjusted to give effect to a one-for-four stock split consummated by the Corporation in August 1998.


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

GENERAL

         A board of four (4) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the persons named in the enclosed proxy will vote the proxies received by them FOR management's four (4) nominees named below, all of whom are presently directors of the Corporation. In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Corporation is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the Corporation's next Annual Meeting of Stockholders and until his or her successor has been elected and qualified.

VOTE REQUIRED

         The four (4) nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. Shares present in person at the Annual Meeting that are not voted for a particular nominee, and shares represented by proxies as to which authority to vote for such nominee is properly "withheld," will not be counted either "for" or "against" in determining a plurality for such nominee.

NOMINEES

         The following information is supplied with respect to the nominees for election as directors of the Corporation:


NAME                   AGE      POSITION WITH THE CORPORATION
--------              -----     ------------------------------


Glenn Nortman           41     Chief Executive Officer, Secretary and a Director

Jeffrey Nortman         40     Chief Operating Officer and a Director

Larry Austin            68     Director

William H. Kelly        58     Director



         Certain biographical information regarding each director and executive officer is set forth below:

         Glenn Nortman is the Chief Executive Officer, Secretary and a director of the Corporation. Prior to becoming Chief Executive Officer in 1997, Mr. Nortman had served as the Corporation's Co-Chief Executive Officer beginning in 1996 and as the Executive Vice President from June 1992. Mr. Nortman runs the day-to-day operations of the Corporation's lease finance business and systems integration and consulting business. From 1987 to 1992, Mr. Nortman served as the National Accounts Manager for Pacificorp Capital, a wholly-owned computer leasing subsidiary of PacifiCorp, the public utility in Portland, Oregon. Mr. Nortman is the brother of Jeffrey Nortman.

         Jeffrey Nortman is the Chief Operating Officer and a director of the Corporation. Prior to becoming Chief Operating Officer in 1997, Mr. Nortman served as the Corporation's Co-Chief Executive Officer beginning in 1996 and as the President from the Corporation's inception in July 1991. Mr. Nortman runs the day-to-day operations of the Corporation's staffing services business. From 1987 to 1991, Mr. Nortman was the Manager of Peripheral Trading for Pacificorp Capital. Mr. Nortman is the brother of Glenn Nortman.

         Larry Austin has been a director of the Corporation since 1998. Mr. Austin is Chairman and Chief Executive Officer of Austin Travel Corporation, the 50th largest travel management company in the United States. In addition, he is Chairman of Austin Associates, LLC, a group of four hundred independent travel agents to whom Austin Travel Corporation provides contract management services, education services and technology procurement services. Mr. Austin also serves as a member of the Board of Directors of the Long Island Association, WLIW/Channel 21, CW Post School of Business, is President of the Long Island Philharmonic and Chairman of the Travel Management Alliance, a $1 billion group of travel management corporations.

         William H. Kelly has been a director of the Corporation since 1998. The Honorable William H. Kelly is a prominent member of the Long Island community serving as Mayor of Asharoken since 1982. In addition, since 1976 Mr. Kelly has been the owner of WHK Leasing, a high technology equipment leasing company since 1976. Mr. Kelly has served as past President of the New York State Conference of Mayors and as Chairman Tri-County Village Officials Association.

MEETINGS OF THE BOARD

         During the last fiscal year, the Corporation's Board of Directors met one time, but the members of the Board had regular contact with the Corporation's senior management in order to remain fully apprised of the Corporation's activities. In addition to these meetings of the Board of Directors, the Board of Directors acted by unanimous written consent in lieu of meeting on six occasions in 1998. There is one standing committee of the Board of Directors as described below.

AUDIT COMMITTEE

         The Board of Directors formed an Audit Committee on January 22, 1998. The Audit Committee consists of Larry Austin and William H. Kelly. The Audit Committee met one time in 1998 in connection with its review of the Corporation's 1999 audited financial statements. The Audit Committee reviews the scope and results of the Corporation's annual audit, receives reports of the Corporation's independent public accountants and chief internal auditor, and prepares a report of the committee's findings and recommendations to the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Corporation does not currently have a compensation committee, and instead the entire Board of Directors of the Corporation determined the levels of executive officer compensation during 1998. No executive officer of the Corporation had any relationship reportable under the Compensation Committee Interlock regulations during 1998.


             PROPOSAL TWO: APPROVAL TO AMEND 1995 STOCK OPTION PLAN

         The Board of Directors proposes that the Corporation's 1995 Stock Option Plan (the "Plan") be amended to increase the aggregate number of shares of Common Stock subject to issuance under the Plan by 125,000 shares, from 375,000 shares to 500,000 shares. As of the Record Date, there were 173,900 shares of Common Stock subject to issuance pursuant to outstanding options, of which 35,063 were vested options.

         The closing sales price of the Corporation's Common Stock, as reported by the Nasdaq SmallCap Market, was $2 3/32 per share on May 25, 1999.

         The Board of Directors believes that, as a result of the Corporation's anticipated growth, it will be necessary to hire additional personnel. In view of these personnel needs, together with the Corporation's intentions of continuing to utilize options as a component of the remuneration paid to management, the Board of Directors is of the opinion that it is appropriate that stock options be available to attract and retain well qualified executive and other personnel and to furnish an additional incentive to those persons. Further, the Corporation has utilized options as a purchase price component in certain of its acquisitions in the past and intends, in appropriate circumstances, to do so in the future. Accordingly, the Board of Directors proposes to increase the number of shares of Common Stock available for issuance under the Plan by an additional 125,000 shares, from 375,000 shares to 500,000 shares.

         A detailed summary description of the Plan is set forth in Annex A to this Proxy Statement.

REQUIRED AFFIRMATIVE VOTE

         The affirmative vote of a majority of votes cast at the Annual Meeting in person or by proxy is required to approve the amendment to the Plan. Since an abstention does not count as an affirmative vote cast, it has the same effect as a vote "against" this proposal.

RECOMMENDATION

         THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE PLAN.


                                 PROPOSAL THREE
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

GENERAL

         The Board of Directors has selected BDO Seidman, LLP, independent auditors, to audit the consolidated financial statements of the Corporation for the fiscal year ending December 31, 1999 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board feels that such a change would be in the best interests of the Corporation and its stockholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

         Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         Prior to the Board of Directors' selection of BDO Seidman, LLP to audit the consolidated financial statements of the Corporation for the fiscal year ending December 31, 1999, Arthur Andersen LLP audited the Corporation's financial statements since 1994. Arthur Andersen LLP was dismissed as the Corporation's accounting firm based on the Board of Directors decision to involve new accountants in the Corporation's affairs and thereby obtain a newly invigorated level of services. None of Arthur Andersen LLP's reports on the Corporation's financial statements for any year contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

REQUIRED AFFIRMATIVE VOTE

         The affirmative vote of a majority of votes cast at the Annual Meeting in person or by proxy is required to ratify the appointment of independent auditors. Since an abstention does not count as an affirmative vote cast, it has the same effect as a vote "against" this proposal.

RECOMMENDATION

         THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table summarizes all compensation earned by or paid to the Corporation's Chief Executive Officer and each of the Corporation's other executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the "named executive officers"), for services rendered in all capacities to the Corporation during the fiscal years ended December 31, 1998, 1997 and 1996.


                                            SUMMARY COMPENSATION TABLE


                                                  ANNUAL COMPENSATION
                                     ------------------------------------------



NAME AND                              FISCAL
PRINCIPAL POSITION                     YEAR          SALARY          BONUS
--------------------                  -------    -------------    -------------

Glenn Nortman.......................   1998          $340,182       $ 73,00
  Chief Executive Officer              1997           332,717          0
                                       1996           297,900        100,000
                                                                       -

Jeffrey Nortman.....................   1998          $365,112          -
  Chief Operating Officer              1997           332,924          -
                                       1996           297,900          -

Paul Vecker(6)......................   1998          $226,378          -
  Senior Vice President and Chief      1997           204,095          -
  Financial Officer                    1996           184,200          -

David Dinin(7)......................   1998          $252,389          -
 Senior Vice President                 1997           121,314          -
===============================================================================


                                            SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                     ---------------------------



NAME AND                             FISCAL          ALL OTHER     TOTAL ANNUAL
PRINCIPAL POSITION                    YEAR         COMPENSATION    COMPENSATION
--------------------                  ----         ------------    ------------

Glenn Nortman.......................   1998          $ 45,541(1)   $458,723
  Chief Executive Officer              1997            39,580(2)    472,297
                                       1996            35,300(3)    333,200

Jeffrey Nortman.....................   1998          $ 45,258(1)   $410,370
  Chief Operating Officer              1997            39,290(4)    372,214
                                       1996            35,300(3)    333,200

Paul Vecker(6)......................   1998          $  7,200(5)   $233,578
  Senior Vice President and Chief      1997                   -     204,095
  Financial Officer                    1996                   -     184,200

David Dinin(7)......................   1998          $  7,200(5)   $259,589
 Senior Vice President                 1997                   -     121,314
===============================================================================

(1) Represents payments of approximately $18,700 for automobile expenses and $26,841 for country club dues for Mr. Glenn Nortman, and approximately $18,400 for automobile expenses and $26,858 for country club dues for Mr. Jeffrey Nortman.

(2) Represents payments of approximately $18,700 for automobile expenses and $20,880 for country club dues and personal use.

(3) Represents payments of approximately $18,000 for automobile expenses, $11,300 for country club dues and $6,000 for split-dollar life insurance premiums.

(4) Represents payments of approximately $18,400 for automobile expenses and $20,890 for country club dues and personal use.

(5)      Represents automobile expenses.

(6)      Mr. Vecker resigned from the Corporation on January 31, 1999.

(7)      Mr. Dinin resigned from the Corporation on March 31, 1999.

         All directors of the Corporation are reimbursed for all reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board of Directors.

EMPLOYMENT AGREEMENTS

         Messrs. Glenn and Jeffrey Nortman have employment agreements with the Corporation described below. Each of these employment agreements automatically renews for successive one year terms unless either the Corporation or the employee notifies the other of its intention not to renew the employment agreement within 90 days of each anniversary date of the agreements (i.e., by October 6 of each year such notice must be given.

         The Corporation's employment agreements with Messrs. Nortman provide for an annual base salary of $300,000 for the first year of the term, $330,000 each in the second year of the term and an annual base salary of $360,000 for the third year of the term. As part of their compensation package, Messrs. Nortman receive the use of an automobile and certain other fringe benefits commensurate with their duties and responsibilities. In addition, Messrs. Nortman will be entitled to receive a severance payment equal to 2.99 times their respective five year average salary if, among other things, without their consent, their duties, responsibilities or position are materially diminished, if there is any material breach of their employment agreements by the Corporation at any time during the term thereof of if the Corporation experiences a "Change of Control" (as defined).

KEY-MAN AND SPLIT-DOLLAR LIFE INSURANCE

         The Corporation maintains key-man/split-dollar life insurance policies on the lives of each of Glenn and Jeffrey Nortman. The death benefits under these policies are allocated $1,000,000 towards the key-man component and $4,000,000 towards the split-dollar component.

DIRECTOR OPTION PLAN

         On October 1, 1995, the Board of Directors of the Corporation adopted, and the Corporation's stockholders approved, the Corporation's 1995 Director Option Plan (the "Director Plan"), pursuant to which 12,500 shares of Common Stock of the Corporation were reserved for issuance upon the exercise of options granted to non-employee directors of the Corporation. The purpose of the Director Plan is to encourage ownership of the Corporation's Common Stock by non-employee directors of the Corporation whose initial retention and then continued services are considered essential to the Corporation's future and to provide them with a further incentive to remain as directors of the Corporation. To date, no such options have been granted under the director Plan.

         The Directors Plan is administered by the Board of Directors. Directors of the Corporation who are not employees of the Corporation or any subsidiary of the Corporation are eligible to participate in the Plan. The Director Plan expires in August 2005. The Board of Directors may award, alter or discontinue the Director Plan, subject to certain limitations.

         Under the Director Plan, an eligible director of the Corporation will, after having served as a director for one year, automatically receive non-qualified stock options to purchase 500 shares of Common Stock per annum at an exercise price equal to the fair market value of such shares at the time of grant of such option. Each such option is immediately exercisable for a period of 10 years from the date of grant but generally may not be exercised more than 90 days after the date an optionee ceases to serve as a director of the Corporation. Options granted under the Director Plan are not transferable by the optionee other than by will, laws of descent and distribution or as required by law.

         Common Stock may be purchased from the Corporation upon the exercise of an option by payment in cash or cash equivalent, through the delivery of shares of Common Stock having a fair market value equal to the cash exercise price of the option, or any combination of the above, subject to the discretion of the Board of Directors.


BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         The Corporation does not currently have a compensation committee, and instead, during fiscal year 1998 the entire Board of Directors of the Corporation made determinations regarding the levels of executive compensation. Currently, Messrs. Glenn and Jeffrey Nortman are the only executive officers of the Corporation.

         In 1998, the only compensation paid to the Corporation's executive officers was as set forth pursuant to each of Messrs. Nortman's respective employment agreements and, with respect to Messrs. Vecker and Dinin (who are no longer with the Corporation), their respective prior agreements with the Corporation. Insofar as the 1998 levels of compensation for all of the Corporation's executive officers were limited to base salaries (and other compensation) falling within the respective salary ranges established in the executives' respective employment agreements, the Board of Directors in 1998 determined the levels of such executives' compensation in accordance with the respective terms and provisions of their agreements. The Board of Directors continues to believe, however, that the base salaries set forth in the respective employment agreements are appropriate in light of each executive's level of responsibilities, individual performance and time in position, as well as in relation to the Corporation's overall financial circumstances and performance during 1998.

         With respect to 1999, the Board of Directors has determined to potentially award both commission-based and stock option-based compensation to its executives, in both cases in conformity with the policies and procedures set forth below. The Board's determination to potentially award such additional compensation is based upon its belief that it is in the Corporation's best interests to provide incentives to its executives to realize the Corporation's overall strategies and objectives and to compensate them to the extent that such strategies and objectives are met.

         Potential Commission-Based Compensation. The Board of Directors believes that, in appropriate instances, commission-based compensation can be an effective means of providing incentive to its executives. The Board of Directors intends to look at numerous factors in determining in which circumstances to award commission-based compensation, which factors will include the extent of the executive's role in bringing a transaction to the Corporation and in closing the transaction, the profitability to the Corporation of the transaction and the perceived long-term benefits of the transaction to the Corporation's overall strategies and objectives. In this regard, the Board of Directors does not currently intend to establish minimum performance levels or other pre-determined benchmarks for the award of commission-based compensation, but instead plans to review each circumstance on its own merits to determine the level, if any, of commission-based compensation which the Corporation will pay.

     Potential Stock-Option Based Compensation. Consistent with the purposes of the Corporation's 1995 Stock Option Plan of ensuring the retention of existing executive personnel and providing additional incentive to such personnel by permitting such individuals to increase their ownership interest in the Corporation (among the other purposes of this Plan), the Board of Directors has determined to continue, in appropriate circumstances, issuing options to its executive officers. The Board of Directors generally has established a flexible formula to determine the number of stock options to be granted to its executive officers. Pursuant to this formula, an executive officer would receive a base number of options equal to one share of Common Stock for every $100.00 of such officer's annual base salary. In order to permit the Board of Directors to most accurately reward stock options, the formula then requires that the base number of options be subject to a "merit multiplier," the size of which will depend upon the overall performance of the Corporation during the year in question, the executive's performance in that year and other factors.



                               BOARD OF DIRECTORS
                               ------------------
                                  Glenn Nortman
                                 Jeffrey Nortman
                                  Larry Austin
                                William H. Kelly

PERFORMANCE GRAPH

         Displayed below is a graph which compares the cumulative total stockholder returns (including reinvestment of dividends) from the period from January 23, 1996 (the date the Corporation became a public company) through December 31, 1998 on an investment of $100 in (i) the Corporation's Common Stock, (ii) the Russell 2000 Index (an index of small capitalization companies), and (iii) the Nasdaq Non-Financial Index (an index of all Nasdaq-traded companies, excluding financial companies). Stockholders are advised that historical results are not necessarily indicative of future performance.

               COMPARISON OF 35 MONTH CUMULATIVE TOTAL RETURN*
        AMOUNG PARAMOUNT FINANCIAL CORPORATION, THE RUSSELL 2000 INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

                                                   (IN DOLLARS)
                      ---------------------------------------------------------
                      1/23/96             12/96             12/97         12/98
                      ---------------------------------------------------------
PARAMOUNT FINANCIAL
   CORPORATION          100                 60                60            20
                      ---------------------------------------------------------
RUSSELL 2000            100                120               145           145
                      ---------------------------------------------------------
NASDAQ NON-
   FINANCIAL            100                135               200           195
                      ---------------------------------------------------------

             * $100 INVESTED ON 1/23/96 IN STOCK OR INDEX -
               INCLUDING REINVESTMENT OF DIVIDENDS.  FISCAL
               YEAR ENDING DECEMBER 31.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF THE CORPORATION WITH
MANAGEMENT

         Since the beginning of the Corporation's fiscal year ending December 31, 1998, there were no relationships or transactions to be disclosed.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation and to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Corporation, the Corporation believes that, during the 1998 fiscal year, all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were complied with in a timely fashion during the fiscal year ended December 31, 1998.

                           1999 STOCKHOLDER PROPOSALS

         In order for stockholder proposals for the 2000 Annual Meeting of Stockholders to be eligible for inclusion in the Corporation's 2000 Proxy Statement, they must be received by the Corporation at its principal executive offices of One Jericho Plaza, Jericho, New York 11753 (Attn: Secretary), prior to January 29, 1999. The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in the Corporation's 2000 Proxy Statement for the Annual Meeting.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy on behalf of the stockholders they represent in accordance with their best judgment.


                             SOLICITATION OF PROXIES

         Proxies are being solicited by and on behalf of the Board of Directors. The Corporation will bear the costs of preparing and mailing the proxy materials to its stockholders in connection with the Annual Meeting. The Corporation will solicit proxies by mail and the directors and certain officers and employees of the Corporation may solicit proxies personally or by telephone or telegraph. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. The Corporation also will request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable out-of-pocket expenses related thereto.

         THE CORPORATION SHALL PROVIDE, WITHOUT CHARGE, TO ANY STOCKHOLDER, UPON THE WRITTEN REQUEST THEREFOR, ADDITIONAL COPIES OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. ANY SUCH REQUEST SHALL BE DIRECTED TO PARAMOUNT FINANCIAL CORPORATION, ATTENTION: ANTHONY FERNANDEZ, THE CORPORATION'S DIRECTOR OF FINANCE AT THE FOLLOWING ADDRESS:
ONE JERICHO PLAZA, JERICHO, NEW YORK 11753.


                                                  GLENN NORTMAN,
                                                  Secretary
May 27, 1999

                                                                ANNEX A
                                                                -------


                             1995 STOCK OPTION PLAN

         As of August 28, 1995, the Board of Directors adopted and the Corporation's stockholders approved the 1995 Stock Option Plan for all senior executive officers, key employees and consultants of the Corporation pursuant to which 187,500 shares of Common Stock were reserved for issuance. On June 4, 1997, the Company's stockholders approved an amendment to the 1995 Stock Option Plan which increased the number of shares of Common Stock for which options may be granted under the Plan to 375,000 shares. In August 1998, the Company's stockholders approved a one-for-four stock split, and, therefore, the number of shares of common stock described herein has been adjusted to reflect such reverse stock split.

         As of the Record Date, there were 35,963 shares of Common Stock subject to issuance pursuant to outstanding options, of which 35,063 were vested options. Options granted under the 1995 Stock Option Plan, which expires in August 2005, may be either incentive stock options ("ISOs"), which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options ("NSOs"). The purposes of the 1995 Stock Option Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors and to provide additional incentive by permitting such individuals to participate in the ownership of the Corporation, and the criteria to be utilized by the Board of Directors or the committee in granting options pursuant to the 1995 Stock Option Plan will be consistent with these purposes.

         Under the 1995 Stock Option Plan, the Board of Directors (or a designated committee thereof) may grant (i) ISOs at an exercise price per share which is not less than the fair market value of a share of Common Stock on the date on which such ISOs are granted (and not less than 110% of the fair market value in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Corporation), and (ii) NSOs at an exercise price per share which is determined by the Board of Directors (and which may be less than the fair market value of a share of Common Stock on the date on which such NSOs are granted). The 1995 Stock Option Plan further provides that the maximum period in which options may be exercised will be determined by the Board of Directors (or a designated committee thereof), except that ISOs may not be exercised after the expiration of ten years from the date the ISOs were initially granted (and five years in the case of any optionee who beneficially owns more than 10% of the total combined voting power of the Corporation). To the extent that the aggregate fair market value, as of the date of grant, of the shares of which an ISO become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such ISO which is in excess of the $100,000 limitation will be treated as an NSO. Options granted under the 1995 Stock Option Plan to officers, directors or employees of the Corporation may be exercised only while the optionee is employed or retained by the Corporation or within 90 days of the date of termination of the employment relationship or directorship, unless such termination is for cause or attributable to certain other reasons, in which events options will expire immediately upon termination. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Any option granted under the 1995 Stock Option Plan will be nontransferable, except by will or by the laws of descent and distribution, and may be exercised upon payment of the option price in cash, a cash equivalent, Common Stock or any other form of consideration which is acceptable to the Board of Directors.

         Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Corporation or any subsidiary of the Corporation as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Corporation or a subsidiary of the Corporation shall be eligible to receive ISOS. The number of consultants and advisors to the Corporation eligible to receive grants under the Plan is not determinable. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the 1995 Stock Option Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option, whether the options are ISOs or NSOS, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Corporation and its subsidiaries and such other factors deemed relevant in accomplishing the purposes of the 1995 Stock Option Plan.

         The Board of Directors may amend or terminate the 1995 Stock Option Plan, except that stockholder approval is required to effect a change so as to increase the aggregate number of shares that may be issued under the 1995 Stock Option Plan (unless adjusted to reflect such changes as a result of a stock dividend, stock split, recapitalization, merger or consolidation of the Corporation), to modify the requirements as to eligibility to receive options, to increase materially the benefits accruing to participants or as otherwise may be required by the Exchange Act or Section 422 of the Code. No action taken by the Board may materially and adversely affect any outstanding option grant without the consent of the optionee.

         Under the current tax law, there are no Federal income tax consequences to either the employee or the Corporation on the grant of NSOs if granted under the terms set forth in the 1995 Stock Option Plan. Upon exercise of an NSO, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary income to the optionee in the year it is exercised and is deductible by the Corporation as compensation for Federal income tax purposes, if Federal income tax is withheld on the Spread. However, if the shares are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) of the Exchange Act (i.e., is an executive officer, director or 10% stockholder of the Corporation), then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed and the holding period commences on such date.

         ISO holders incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Corporation from the date the option was granted until 90 days before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares received on exercise of an ISO will be the option price of such shares for regular income tax purposes. No deduction is allowable to the Corporation for Federal income tax purposes in connection with the grant or exercise of such option.

         If the holder of shares acquired through exercise of an ISO sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates. Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (i.e., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Corporation in the year of the Disqualifying Disposition.

         At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an ISO), any gain or loss is long-term or short-term capital gain or loss, depending upon the holding period. The holding period for long-term capital gain or loss treatment is more than one year.

         The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued under the 1995 Stock Option Plan. For instance, the treatment of options under state and local tax laws, which is not described above, may differ from the treatment for Federal income tax purposes.

                         PARAMOUNT FINANCIAL CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 18, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of Paramount Financial Corporation, a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement, dated May 27, 1999, and 1998 Annual Report, and hereby constitutes and appoints Glenn Nortman and Jeffrey Nortman as proxies, with power to act without the other and with power of substitution and re-substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Paramount Financial Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 18, 1999 or any adjournment thereof.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS WHICH RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1, 2, AND 3.

         1. The election of four (4) directors nominated by the Board of
Directors:

            |_| FOR all nominees listed below  |_| WITHHOLD AUTHORITY to vote
                (except as indicated)              for all nominees listed
                                                   below


                         Glenn Nortman, Jeffrey Nortman,
                         Larry Austin, William H. Kelly

            (Instruction: To withhold authority to vote for any individual nominee or nominees write such nominee's or nominees' names in the space provided below)

         ----------------------------------------------------------------------
         2. The amendment to the Corporation's 1995 Stock Option Plan to increase the number of shares of Common Stock for which options may be granted under the Plan:

                        |_| FOR     |_| AGAINST       |_| ABSTAIN

         3. The ratification of the appointment of BDO Seidman, LLP as the Corporation's independent auditors for fiscal 1999:

                        |_| FOR     |_| AGAINST       |_| ABSTAIN

         4. Other matters as may properly come before the Meeting or any adjournment or adjournments thereof.

         This Proxy, when properly executed, will be voted as directed. If no direction is indicated, the Proxy will be voted FOR each of the above proposals.




                    Dated:                              , 1999.
                            -----------------------------

                    -------------------------------------

                    -------------------------------------



                    Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.